Exhibit 10.14

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

MEMORANDUM OF AGREEMENT	SALEFORM 2012
Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships

1       Dated:       3 March 2020

2       Golar Hull M2026 Corp. ~~(Name of sellers)~~ (a company incorporated under the laws of The Republic of The Marshall Islands with registration number 46890 ~~[ ]~~), hereinafter called the “Sellers”, have agreed to sell, and

3       NOBLE CELSIUS SHIPPING LIMITED ~~(Name of buyers)~~ (a company incorporated under the laws of ~~[ ]~~the Republic of Marshall Islands with ~~[~~registration/~~company]~~ number ~~[ ]~~103707, hereinafter called the “Buyers”, have agreed to buy:

4       Name of vessel: m.v. “Golar Celsius”

5       IMO Number: 9626027

6       Classification Society: DNV GL

7       Class Notation: * 1A1 Tanker for liquefied gas BIS Clean COAT-PSPC(B) COMF(C-3M, V-2) CSA(2) E0 Gas fuelled NAUT(OC) NAUTICUS(Newbuilding) Recyclable TMON

8       Year of Build: 2013 Builder/Yard: Samsung Heavy Industries Co., Ltd.

9       Flag: The Republic of The Marshall Islands         Place of Registration: Majuro GT/NT: 102100 tons / 30631 tons

10     hereinafter called the “Vessel”, on the following terms and conditions:

11     Definitions (See also Clause 25 (Further definitions)

12     “Banking Days” are days (other than a Saturday or Sunday) on which banks are open both in the country of the currency stipulated for

13     the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8

14     (~~Documentation~~Conditions precedent)) and Hong Kong, London, New York, Oslo and Shanghai ~~(add additional jurisdictions as appropriate)~~.

15     “Buyers’ Nominated Flag State” means The Republic of The Marshall Islands ~~(state flag state)~~.

16     “Class” means the class notation referred to above.

17     “Classification Society” means the Society referred to above.

~~18     “Deposit” shall have the meaning given in Clause 2 (Deposit)~~

19     ~~“Deposit Holder” means          (state name and location of Deposit Holder) or, if left blank, the~~

~~20     Seller’s Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

21     “In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a

22     registered letter, e-mail or telefax.

23       “Parties” means the Sellers and the Buyers and “Party” means either one (1) of them.

24       “Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

25       “Sellers’ Account” means such account in the name of the Sellers ~~(state details of bank account)~~ at the Sellers’ Bank notified by the Sellers to the Buyers in writing at least five (5) Banking Days prior to the Delivery Date (as defined in Additional Clause 25 (Further definitions)).

26       “Sellers’ Bank” means such bank as may be ~~(state-name-of-bank, branch and details) or, if left blank, the-bank~~

27       notified by the Sellers to the Buyers for receipt of the ~~balance of the~~ Purchase Price or any part thereof.

28       1. Purchase Price

29       The Purchase Price is [***] US Dollars (US$[***]) ~~(state currency and amount both in words and figures)~~.

30  ~~2. Deposit~~

~~31       As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of~~

32               ~~% (      per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the~~

~~33       “Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3)~~

~~34       Banking Days after the date that:~~

~~35       (i) this Agreement has been signed by the Parties and exchanged in original or by~~

~~36       c mail or telefax; and~~

~~37       (ii) the Deposit Holder has confirmed in writing to the Parties that the account has been~~

~~38       opened.~~

~~39       The Deposit shall be released in accordance with joint written instructions of the Parties.~~

~~40       Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the~~

~~41       Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder~~

~~42       all necessary documentation to open and maintain the account without delay.~~

~~43  3. Payment~~

~~44       On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of~~

~~45       Readiness has been given in accordance with Clause 5 (Time and place of delivery and~~

~~46       notices):~~

~~47       (i) the Deposit shall be released to the Sellers; and~~

~~48       (ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers~~

~~49       to the Sellers under this Agreement shall be paid in full free of bank charges to the~~

~~50       Sellers’ Account.~~

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~~51  4. Inspection~~

~~52       (a)* The Buyers have inspected and accepted the Vessel’s classification records. The-Buyers~~

53       ~~have also inspected the Vessel at/in        (state place) on        (state date) and have~~

~~54       accepted the Vessel following this inspection and the sale is outright and definite, subject only~~

~~55       to the terms and conditions of this Agreement.~~

56       ~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare~~

57       ~~whether same are accepted or not within            (state date/period).~~

58       ~~The Seller shall make the Vessel available for inspection at/in          state place/range) within~~

59       ~~(state date/period).~~

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~~60       The Buyers shall undertake the inspection -without undue delay to the Vessel. Should the~~

~~61       Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~62       The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~63       During the inspection, the Vessel’s deck and engine log books shall be made available for~~

~~64       examination by the Buyers.~~

~~65       The sale shall become outright and definite, subject only to the terms and conditions of this~~

~~66       Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~

~~67       the Buyers within seventy-two (72) hours after completion of such inspection or after the~~

~~68       date/last day of the period stated in Line 59, whichever is earlier.~~

~~69       Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~

~~70       the Vessel’s classification records and/or of the Vessel not be received by the Sellers as~~

~~71       aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~

~~72       Buyers, whereafter this Agreement shall be null and void.~~

~~73       *4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

~~74       alternative 4(a) shall apply.~~

75  5. Time and place of delivery and notices

76       (a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or

77	anchorage ~~at/in~~ or at sea within Trading Limits (as defined in Additional Clause 25 (Further definitions)) ~~(state place/range)~~ in the Sellers’ option.

78       ~~Notice of Readiness shall not be tendered before:        (date)~~

79	Cancelling Date (see Clauses 5(c), ~~6 (a)(i), 6 (a) (iii)~~ and 14): the Cancelling Date (as defined in Additional Clause 25 (Further definitions)), or such later date as the Buyers and the Sellers may agree.

80       (b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall

81       provide the Buyers with ~~twenty (20), ten (10), five (5) and~~ three (3) days’ notice of the ~~date the~~

82       ~~Sellers intend to tender Notice of Readiness and of the~~ intended date and place of delivery.

~~83       When the Vessel is at the place of delivery and physically ready for delivery in accordance with~~

~~84       this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

85       (c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the

86       Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing

87       stating the date when they anticipate that the Vessel will be ready for delivery and proposing a

88       new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of

89       either cancelling this Agreement in accordance with Clause 14 (Sellers’ ~~Default~~default) within three (3)

90       Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.

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91       If the Buyers have not declared their option within three (3) Banking Days of receipt of the

92       Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’

93       notification shall be deemed to be the new Cancelling Date and shall be substituted for the

94       Cancelling Date stipulated in line 79.

95       If this Agreement is maintained with the new Cancelling Date all other terms and conditions

96       hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full

97       force and effect.

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98        (d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely

99        without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’

100       ~~Default~~default) for the Vessel not being ready by the original Cancelling Date.

101       (e) Should the Vessel become an actual, constructive or compromised total loss before delivery

~~102       the Deposit together with interest earned, if any, shall be released immediately to the Buyers~~

103       ~~whereafter~~ this Agreement shall be null and void.

~~104  6. Divers-Inspection / Drydocking~~

~~105       (a)*~~

~~106       (i) The Buyers shall have the option at their cost and expense to arrange for an underwater~~

~~107       inspection by a diver approved by the Classification Society prior to the delivery of the~~

~~108       Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended~~

~~109       date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this~~

~~110        Agreement. The Sellers shall at their cost and expense make the Vessel available for~~

~~111       such inspection. This inspection shall be carried out without undue delay and in the~~

~~112       presence of a Classification Society surveyor arranged for by the Sellers and paid for by~~

~~113       the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s~~

~~114        inspection as observer(s) only without interfering with the work or decisions of the~~

~~115       Classification Society surveyor. The extent of the inspection and the conditions under~~

~~116       which it is performed shall be to the satisfaction of the Classification Society. If the~~

~~117       conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at~~

~~118       their cost and expense make the Vessel available at a suitable alternative place near to~~

~~119       the delivery port, in which event the Cancelling Date shall be extended by the additional~~

~~120       time required for such positioning and the subsequent re-positioning. The Sellers may~~

~~121       not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~122       (ii) if the rudder, propeller, bottom or other underwater parts below the deepest load line are~~

~~123       found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless~~

~~124        repairs can be carried out afloat to the satisfaction of the Classification Society, the~~

~~125       Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by~~

~~126       the Classification Society of the Vessel’s underwater parts below the deepest load line,~~

~~127       the extent of the inspection being in accordance with the Classification Society’s rules (2)~~

~~128       such defects shall be made good by the Sellers at their cost and expense to the~~

~~129       satisfaction of the Classification Society without condition/recommendation** and (3) the~~

~~130       Sellers shall pay for the underwater inspection and the Classification Society’s~~

~~131       attendance.~~

~~132       Notwithstanding anything to the contrary in this Agreement, if the Classification Society~~

~~133       do not require the aforementioned defects to be rectified before the next class~~

~~134       drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects~~

~~135       against a deduction from the Purchase Price of the estimate direct cost (of labour and~~

~~136       materials) of carrying out the repairs to the satisfaction of the Classification Society,~~

~~137       whereafter the Buyers shall have no further rights whatsoever in respect of the defects~~

~~138       and/or repairs. The estimated direct cost of the repairs shall be the average of quotes~~

~~139       for the repair work obtained from two reputable independent shipyards at or in the~~

~~140       vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)~~

~~141       Banking Days from the date of the imposition of the condition/recommendation, unless~~

~~142       the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within~~

~~143       the stipulated time then the quote duly obtained by the other Party shall be the sole basis~~

~~144       for the estimate of the direct repair costs. The Sellers may not tender Notice of~~

~~115       Readiness prior to such estimate having been established.~~

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~~146       (iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry docking~~

~~147       facilities are available at the port of delivery, the Sellers shall take the Vessel to a port~~

~~148       where suitable drydocking facilities are available, whether within or outside the delivery~~

~~149       range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the~~

~~150       Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose~~

~~151       of this Clause, become the new port of delivery. In such event the Cancelling Date shall~~

~~152       be extended by the additional time required for the drydocking and extra steaming, but~~

~~153       limited to a maximum of fourteen (14) days.~~

~~154       (b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~

~~155       Classification Society of the Vessel’s underwater parts below the deepest load line, the extent~~

~~156       of the inspection being in accordance with the Classification Society’s rules. If the rudder,~~

~~157       propeller, bottom or other underwater parts below the deepest load line are found broken,~~

~~158       damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the~~

~~159       Sellers’ cost and expense to the satisfaction of the Classification Society without~~

~~160       condition/recommendation**. In such event the Seller are also to pay for the costs and~~

~~161       expenses in connection with putting the Vessel in and taking her out of drydock, including the~~

~~162       drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs~~

~~163       and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~

~~164       to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and~~

~~166        expenses, dues and fees.~~

~~166       (c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

~~167       (i) The Classification Society may require survey of the tailshaft system, the extent of the~~

~~168       survey being to the satisfaction of the Classification surveyor. If such survey is~~

~~169       not required by the Classification Society, the Buyers shall have the option to require the~~

~~170       tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey~~

~~171       being in accordance with the Classification Society’s rules for tailshaft survey and~~

~~172       consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare~~

~~173       whether they require the tailshaft to be drawn and surveyed not later than by the~~

~~174       completion of the inspection by the Classification Society. The drawing and refitting of~~

~~175       the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be~~

~~176       condemned or found defective so as to affect the Vessel’s class, those parts shall be~~

~~177       renewed or made good at the Sellers’ cost and expense to the satisfaction of~~

~~178       Classification Society without condition/recommendation**.~~

~~179       (ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by~~

~~180       the Buyers unless the Classification Society requires such survey to be carried out or if~~

~~181       parts of the system arc condemned or found defective or broken so as to affect the~~

~~182       Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

~~183       (iii) The Buyers’ representative(s) shall have the right to be present in the drydock, as~~

~~184       observer(s) only without interfering with the work or decisions of the Classification~~

~~185       Society surveyor.~~

~~186       (iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned~~

~~187       and painted at their risk, cost and expense without interfering with the Sellers’ or the~~

~~188       Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely~~

~~189        delivery. If, however, the Buyer’s work in drydock is still in progress when the~~

~~190       Sellers have completed the work which the Sellers are required to do, the additional~~

~~191       docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and~~

~~192       expense. In the event that the Buyers’ work requires such additional time, the Sellers~~

~~193       may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst~~

~~194       the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be~~

~~195       obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in~~

~~196       drydock or not.~~

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~~197       *6(a) and 6(b) are alternatives; delete whichever is not-applicable. In the absence of deletions,~~

~~198       alternative 6(a) shall apply:~~

~~199       **Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification~~

~~200       Society without condition/recommendation are not to be taken into account.~~

201   7.  Spares, bunkers and other items

202       The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board

203       and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or

204       spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of ~~inspection~~delivery

205       used or unused, whether on board or not shall become the Buyers’ property without extra payment~~, but spares on~~

206       ~~order are excluded. Forwarding charges, if any, shall be for the Buyers’ account~~. The Sellers

207       are not required to replace spare parts including spare tail-end shaft(s) and spare

208       propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to

209       delivery, but the replaced items shall be the property of the Buyers without extra payment. Unused stores and

210       provisions shall be included in the sale and be taken over by the Buyers without extra payment.

~~211       Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s~~

~~212       personal belongings including the slop chest are excluded from the sale without compensation,~~

213 ~~as well as the following additional items:        (include list)~~

214       ~~Items on board which are on hire or owned by third parties, listed as follows, are excluded from~~

215       ~~the sale without compensation (include list)~~

~~216       Items on board at the time of inspection which are on hire or owned by third parties, not listed~~

~~217        above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~

Any remaining and unused bunkers, lubricating and hydraulic oils and greases in storage tanks and unopened drums shall remain the property of the Sellers in their capacity as bareboat charterers under the Bareboat Charter and therefore the Buyers shall not be required to pay for such items.

~~218       The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and~~

~~219       greases in storage tanks and unopened drums and pay either:~~

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~~220       (a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

~~221        (b) *the current net market price (excluding barging expenses) at the port and date of delivery~~

~~222       of the Vessel or, if unavailable, at the nearest bunkering port,~~

~~223       for the quantities taken over.~~

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~~224       Payment under this Clause shall be made at the same time and place and in the same~~

~~225       currency as the Purchase Price.~~

~~226       "inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)~~

~~227       (inspection) if applicable. If the Vessel is taken over without inspection, the date of this~~

~~228       Agreement shall be the relevant date.~~

~~229       *(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~

~~230       alternative (a) shall apply.~~

231  8.  ~~Documentation~~Conditions precedent

232       The place of closing: to be mutually agreed by the Buyers and Sellers

233       (a) ~~in exchange for payment~~ Release of the Purchase Price is conditional upon the Sellers ~~shall provide~~ providing the Buyers with the

234       following delivery documents and evidence:

235       (i) Two (2) original Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,

236       transferring title of the Vessel and stating that the Vessel is free from all mortgages,

237       encumbrances and maritime liens or any other debts whatsoever, duly notarially attested

238       and legalised or apostilled, as required by the Buyers’ Nominated Flag State;

239       (ii) Evidence that all necessary corporate, shareholder and other action has been taken by

240       the Sellers to authorise the execution, delivery and performance of this Agreement;

241       (iii) If applicable, o~~O~~riginal Power of Attorney of the Sellers appointing one or more representatives to act on behalf

242       of the Sellers in the performance of this Agreement, duly notarially attested and legalised

243       or apostilled (as appropriate);

244       (iv) A ~~Certificate or~~ Transcript of Registry issued by the competent authorities of the Buyer's Nominated Flag State~~flag state~~

245       on the ~~date of delivery~~ Delivery Date evidencing the Sellers’ ownership of the Vessel and that the

246       Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by

247       such authority to the closing meeting with the original to be sent to the Buyers as soon as

248       possible after delivery of the Vessel;

249       (v) A copy of Declaration of Class or (depending on the Classification Society) a Class Maintenance

250       Certificate issued within three (3) Banking Days prior to ~~delivery~~ the Delivery Date confirming that the

251       Vessel is in Class free of overdue condition/recommendation;

~~252       (vi) Certificate of Deletion of the Vessel from the Vessel's Registry or other official evidence of~~

~~253       deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~

~~254       the registry does not as a matter of practice issue such documentation immediately, a~~

~~255       written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith~~

~~2.56       and provide a certificate or other official evidence of deletion to the Buyers promptly and~~

~~257       latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~

~~258       been delivered;~~

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~~259       (vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~

~~260       Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry~~

~~261       does not as a matter of practice issue such certificate immediately, a written undertaking~~

~~262       from the Sellers to provide the copy of this certificate promptly upon it being issued~~

~~263       together with evidence of submission by the Sellers of a duly executed Form 2 stating~~

~~264       the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

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265       (vi~~ii~~) An original Commercial Invoice for the Vessel;

~~266       (ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~267       (x) A copy of the Sellers’ letter to their satellite communication provider cancelling the~~

~~268        Vessel’s communications contract which is to be sent immediately after delivery of the~~

~~269       Vessel;~~

270       (~~xi~~vii) Any additional documents as may reasonably be required by the competent authorities of

271       the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the

272       Buyers notify the Sellers of any such documents as soon as possible after the date of

273       this Agreement~~; and~~

274       (~~xii~~viii) An original of ~~The~~the Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not

275       black listed by any nation or international organisation;~~.~~

(ix) Evidence that the Existing Mortgage as defined in Additional Clause 25 (Further definitions)) has been irrevocably and unconditionally released and discharged and all records or registration thereof have been removed from the Buyer's Nominated Flat State's~~Flag State's (as defined in~~

Additional Clause

25 (Further definitions)) records;

(x) Evidence that the Sellers (as charterers) have paid the Handling Fee (as defined in the Bareboat Charter) in accordance with the terms of the Bareboat Charter;

(xi) An original certificate from a director / officer of the Sellers confirming that all copies of documents provided under this Agreement are true copies of such documents;

(xii) The Buyers being satisfied that, in their opinion, (A) the conditions precedent set out in Clause 36 (Conditions precedent) of the Bareboat Charter have been satisfied on the Delivery Date, (B) no Termination Event (as defined in the Bareboat Charter) or Potential Termination Event (as defined in the Bareboat Charter) is continuing or would result from the proposed prepositioning of the Purchase Price, and (C) the representations and warranties referred to in Clause 19 (Sellers’ representations) hereof and clause 48 (Charterers’ representations and warranties) of the Bareboat Charter are true and correct on the date of this Agreement and the Delivery Date.

The conditions set out in this Clause 8(a) are for the sole benefit of the Buyers and may be waived or deferred by the Buyers in whole or in part and with or without conditions. The foregoing is without prejudice to the Buyers’ rights to require fulfilment of any such conditions by the Sellers in whole or in part at any time after the date of release of the Purchase Price.

~~276       (b) At the time of delivery the Buyers shall provide the Sellers with:~~

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~~277       (i) Evidence that all necessary corporate, shareholder and other action has been taken by~~

~~278       the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~279       (ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~

~~280       of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~

~~281       or apostilled (as appropriate).~~

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282       (~~c~~b) If any of the documents listed in Sub-clause~~s~~ (a) ~~and (b)~~ above are not in the English

283       language they shall be accompanied by an English translation by an authorised translator or

284       certified by a lawyer qualified to practice in the country of the translated language.

285       (~~d~~c) The Parties shall to the extent possible exchange copies, drafts or samples of the

286       documents listed in Sub-clause (a) ~~and Sub clause (b)~~ above for review and comment by the

287       other party not later than        ~~(state number of days), or if left blank,~~ nine (9) days prior to the

288       Vessel’s intended date of ~~readiness for~~ delivery as notified by the Sellers pursuant to

289       Clause 5(b) of this Agreement.

290       (~~e~~d) Concurrent with the exchange of documents in Sub-clause (a) ~~and Sub-clause (b)~~ above,

291        ~~the Sellers shall also hand to~~ the Buyers shall gain title and ownership to the classification certificate(s) as well as all plans,

292       drawings and manuals, ~~(excluding ISM/ISPS manuals),~~ which are on board the Vessel and shall remain on board the Vessel. Other

293       certificates which are on board the Vessel shall also be handed over to the Buyers unless such certificates are required to remain on board, or

294       the Sellers are required to retain same in their capacity as bareboat charterers, in which case ~~the Buyers have the right to take copies~~the Sellers shall, upon the request of the Buyers, provide copies of the same at their expense.

~~295       (f) Other technical documentation which may be in the Sellers' possession shall promptly after~~

~~296       delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep~~

~~297       the Vessel's log books but the Buyers have the right to take copies of same.~~

298       (~~g~~e) Simultaneously with the release of the Purchase Price, ~~The~~the Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance

299       confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

(f) ~~Within one (1) Banking Day after the~~On the Delivery Date, the Sellers shall provide the Buyers with a copy of

Certificate of Registry and an originala Certificate of Ownership and Encumbrances, both dated the Delivery Date and issued by the International Registries, Inc. of the Republic of the Marshall Islands (evidencing that the Buyers are the owners of the Vessel and (in case of the Certificate of Ownership and Encumbrances) that the Vessel is free from registered encumbrances and mortgages).

300  9. Encumbrances

301       The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Bareboat Charter and/or any other charters disclosed to, and approved by, the Buyers (as owners under the Bareboat Charter)),

302       encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject

303       to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the

304       Buyers against all consequences of claims made against the Vessel which have been incurred

305       prior to the time of delivery.

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306  10. Taxes, fees and expenses

307       Any ~~taxes~~Taxes, fees and expenses in connection with the purchase and registration in the Buyers'

308       Nominated Flag State shall be for the ~~Buyers'~~Sellers' account, ~~whereas~~and similar charges in connection

309       with the closing of the Sellers' register shall be for the Sellers' account.

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310  11. Condition on delivery

See also Additional Clause 21 (Delivery under Bareboat Charter)

311       The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is

312       delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be

313       delivered and taken over "as is where is" ~~she was~~ at the time of delivery ~~inspection, fair wear and tear excepted~~.

314       However, the Vessel shall be delivered free of cargo and free of stowaways with her Class

315       maintained without overdue condition/recommendation*, free of average damage affecting the Vessel's

316       class, and with her classification certificates and national certificates, as well as all other

317       certificates the Vessel had at the time of ~~inspection~~delivery, valid and unextended without

318       condition/recommendation* by the Classification Society or the relevant authorities at the time

319       of delivery.

~~320       "inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or~~

~~321       4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this~~

~~322       Agreement shall be the relevant date.~~

323       *Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification

324       Society without condition/recommendation are not to be taken into account.

325  ~~12. Name/markings~~

~~326       Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel~~

~~327       markings.~~

328  13. Buyers' default

~~329       Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the~~

~~330       right to cancel this Agreement, and they shall be entitled to claim compensation for their losses~~

~~331       and for all expenses incurred together with interest.~~

332       Should the Purchase Price not be ~~paid~~ pre-positioned in accordance with Clause ~~3~~22 (Payment), the Sellers

333       have the right to, unless pre-positioning is made within five (5) Banking Days of the original Prepositioning Date, cancel this Agreement, ~~in which case the Deposit together with interest~~

334       ~~earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss,~~and the

335       Sellers shall be entitled to claim ~~further~~ compensation for their losses and for all expenses

336       incurred together with interest.

AVIC/Golar LNG — MOA Additional Clauses	Page 16

337  14. Sellers' default

338       Should the Sellers fail to ~~give Notice of Readiness in accordance with Clause 5(b) or fail to~~ be

339       ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the

340       option of cancelling this Agreement. ~~If after Notice of Readiness has been given but before~~

~~341       the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not~~

~~342       made physically ready again by the Cancelling Date and new Notice of Readiness given, the~~

~~343       Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this~~

~~311       Agreement, the Deposit together with interest earned, if any, shall be released to them~~

~~345       immediately.~~

AVIC/Golar LNG — MOA Additional Clauses	Page 17

346       Should the Sellers fail to ~~give Notice of Readiness by the Cancelling Date or fail to~~ be ready to

347       validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers

348       for their loss and for all expenses together with interest if their failure is due to proven

349       negligence and whether or not the Buyers cancel this Agreement.

~~350  15. Buyers' representatives~~

~~351       After this Agreement has been signed by the Parties and the Deposit has been lodged, the~~

~~352       Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and~~

~~353       expense.~~

~~354       These representatives are on board for the purpose of familiarisation and in the capacity of~~

~~355       observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~

~~356       Buyers and the Buyers’ representatives shall sign the Sellers' P&I Club’s standard letter of~~

~~357       indemnity prior to their embarkation.~~

358  16. Law and ~~Arbitration~~arbitration

359       (a) *This Agreement shall be governed by and construed in accordance with English law and

360       any dispute arising out of or in connection with this Agreement shall be referred to arbitration in

361       London in accordance with the Arbitration Act 1996 or any statutory modification or re-

362       enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

363       The arbitration shall be conducted in accordance with the London Maritime Arbitrators

364       Association (LMAA) Terms current at the time when the arbitration proceedings are

365       commenced.

366       The reference shall be to three arbitrators, one to be appointed by each Party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A party wishing to refer a dispute to arbitration shall

367       appoint its arbitrator and send notice of such appointment in writing to the other party requiring

368       the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and

369       stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own

370       arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the

371       other party does not appoint its own arbitrator and give notice that it has done so within the

372       fourteen (14) days specified, the party referring a dispute to arbitration may, without the

373       requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator

374       and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on

375       both Parties as if the sole arbitrator had been appointed by agreement.

376       In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the

377       arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at

378       the time when the arbitration proceedings are commenced. The seat of the arbitration shall be England, even where any hearing takes place outside England. The language of any and all arbitration proceedings shall be English. The law governing this clause 16 (Law and arbitration) shall be English law.

AVIC/Golar LNG — MOA Additional Clauses	Page 18

~~379       (b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~

~~380       United States Code and the substantive law (not including the choice of law rules) of the State~~

~~381       of New York and any dispute arising out of or in connection with this Agreement shall be~~

~~382        referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~

~~383       and the third by the two so chosen; their decision or that of any two of them shall be final, and~~

~~384       for the purposes of enforcing any award, judgment may be entered on an award by any court of~~

~~385       competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~

~~386       Society of Maritime Arbitrators, Inc.~~

AVIC/Golar LNG — MOA Additional Clauses	Page 19

~~387       In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~

~~388       arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~

~~389       Society of Maritime Arbitrators, Inc.~~

390       ~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~

~~391       (state place) and any dispute arising out of or in connection with this Agreement shall be~~

392       ~~referred to arbitration at         (state place), subject to the procedures applicable there.~~

~~393       *16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of~~

~~394       deletions, alternative 16(a) shall apply.~~

395  17. Notices

396       All notices to be provided under this Agreement shall be in writing.

397       Contact details for recipients of notices are as follows:

398       For the Buyers: NOBLE CELSIUS SHIPPING LIMITED ~~[ ]~~

Address: ~~[ ]~~18/F, CATIC Tower, 212 Jiang Ning Road. Shanghai, China

Fax No.: ~~[ ]~~+86 21 52895389

Email: ~~[ ]~~pengqingfeng@chinaleasing.net

Attention: ~~[ ]~~Peng Qingfeng

399       For the Sellers: Golar Hull M2026 Corp.

Address: ~~[~~c/o Golar Power Limited, 6th Floor, The Zig Zag, 70 Victoria Street, London SW1E 65Q, England

Fax No.: +44 (0)20 7063 7901

Email: Eduardo.Maranhao@golar.com/ Rodrigo.Fortes@golar.com

Attention: Eduardo Maranhao / Rodrigo Fortes~~]~~

~~[~~with a copy to:

Golar LNG Limited

Address: 6th Floor, The Zig Zag, 70 Victoria Street, London SW1E 65Q, England

Fax No.: +44 (0)20 7063 7901

Email: brian.tienzo@golar.com

Attention: Brian Tienzo~~]~~

AVIC/Golar LNG — MOA Additional Clauses	Page 20

400  18. Entire ~~Agreement~~agreement

401       The written terms of this Agreement comprise the entire agreement between the Buyers and

402       the Sellers in relation to the sale and purchase of the Vessel and supersede all previous

403       agreements whether oral or written between the Parties in relation thereto.

404       Each of the Parties acknowledges that in entering into this Agreement it has not relied on and

405       shall have no right or remedy in respect of any statement, representation, assurance or

406       warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

407       Any terms implied into this Agreement by any applicable statute or law are hereby excluded to

408       the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude

409       any liability for fraud.

Additional Clauses 19 to 25 (both inclusive) form an integral part of this Agreement. In the event of any inconsistency between (i) any terms set out in Clauses 1 to 18 of this Agreement and (ii) any terms set out in the Additional Clauses (i.e. Clauses 19 to 25) to this Agreement, the terms of the Additional Clauses shall prevail.

The parties to this Agreement have executed this Agreement the day and year first before written.

SELLERS

Signed by /s/                                        ) /s/ Jehan Manjee

as                                                          ) JEHAN MAWJEE

for and on behalf of                            ) Attorney-in-fact

GOLAR HULL M2026 CORP.         )

BUYERS

Signed by /s/                                         ) /s/ Peng Qingfeng

as project manager                              ) Attorney-in-fact

for and on behalf of                             )

NOBLE CELSIUS SHIPPING LIMITED~~[ ]~~                                                                )

~~For and on behalf of the Sellers~~		~~For and on behalf of the Buyers~~

~~Name:~~	~~Name:~~

~~Title :~~		~~Title:~~

AVIC/Golar LNG — MOA Additional Clauses	Page 21

Execution version

ADDITIONAL CLAUSES

TO MEMORANDUM OF AGREEMENT FOR LNG CARRIER "GOLAR CELSIUS"

19.	Sellers’ representations

The Sellers represent and warrant as at the date hereof and on the Delivery Date that:

(a)	they are the registered legal owners of the Vessel;

(b)	they are not a Restricted Party;

(c)	neither themselves nor any of their directors, officers or employees or any person acting on their behalf has received notice or is aware of any claim, action, suit, proceeding or investigation against any of them or the Vessel with respect to Sanctions by a Sanctions Authority; and

(d)	the copies of any document provided or to be provided by the Sellers to the Buyers in accordance with Clause 8 (Conditions precedent) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those documents in relation to the subject matter of those documents, and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those documents.

20.	[Intentionally left blank]

21.	Delivery under bareboat charter

(a)	Without prejudice to paragraph (b) below, the Buyers shall, immediately after the delivery of the Vessel under this Agreement, be obliged to deliver the Vessel to the Sellers (as charterers) pursuant to a bareboat charterparty dated on or about the date of this Agreement in respect of the Vessel (the “Bareboat Charter”) made or to be made (as the case may be) between the Buyers (as owners) and the Sellers (as charterers).

(b)	The Sellers shall be fully responsible for the Buyers’ fulfillment of physical delivery (as owners) of the Vessel to the Sellers (as charterers) under the Bareboat Charter. The Buyers’ obligation to take delivery of the Vessel under this Agreement is subject to the Sellers (as charterers) taking delivery of the Vessel immediately thereafter under the Bareboat Charter.

(c)	If the Bareboat Charter is cancelled, terminated or otherwise ceases to be in full force and effect prior to the delivery of the Vessel under this Agreement, then this Agreement shall be null and void, provided however that Clause 14 (Sellers’ default) and Clause 24 (Indemnities) below shall survive.

22.	Payment

(a)	The Sellers and the Buyers agree that the Purchase Price shall be paid by the Buyers in the following manner:

(i)	the Existing Agent’s portion of the Purchase Price (the “Existing Agent’s Portion”) in such amount as the Sellers shall notify the Buyers in writing on or before the Notification Date shall, subject to Clause 23 (Set-off of Upfront Hire against Purchase Price) below (if applicable), be paid in full by the Buyers by depositing with the Existing Agent the Existing Agent’s Portion which shall be subsequently released to the Existing Agent or to such person(s) as may be nominated by the Existing Agent in accordance with paragraph (b)(i) below; and/or

AVIC/Golar LNG — MOA Additional Clauses	Page 22

(ii)	the Sellers’ portion of the Purchase Price (the “Sellers’ Portion”) in an amount equal to the difference between the Purchase Price and the Existing Agent’s Portion shall, subject to Clause 23 (Set-off of Upfront Hire against Purchase Price) below (if applicable), be paid by the Buyers by depositing with the Sellers’ Bank the Sellers’ Portion which shall be subsequently released to the Sellers or to such person(s) as may be nominated by the Sellers in accordance with paragraph (b)(ii) below.

(b)	On or before the Prepositioning Date:

(i)	if the Buyers have received evidence (in the form of confirmation that an MT199 or MT999 message is acceptable to the Existing Agent and the Buyers, acting reasonably) that the Existing Agent’s Portion will be held to the order of the Buyers, and only be released to the Existing Agent or to such person(s) as may be nominated by the Existing Agent upon presentation to the Existing Agent of a copy (transmitted by fax, email or otherwise) of the protocol of delivery and acceptance which is duly signed by an authorised signatory of the Buyers and an authorised signatory of the Sellers, evidencing the delivery by the Sellers and acceptance by the Buyers of the Vessel under this Agreement, then the Buyers shall deposit with the Existing Agent the Existing Agent’s Portion to be so held and so released, provided that the Buyers’ obligation to deposit with the Existing Agent the Existing Agent’s Portion is always subject to the Buyers being satisfied that:

(1)	all of the conditions precedent required under Clause 8 (Conditions precedent) other than the Delivery Date CPs have been satisfied; and

(2)	the Delivery Date CPs will be satisfied on or before the Delivery Date;

(ii)	if the Buyers have received evidence (in the form of confirmation that an MT199 or MT999 message is acceptable to the Sellers’ Bank and the Buyers, acting reasonably) that the Sellers’ Portion will be held to the order of the Buyers, and only be released to the Sellers or to such person(s) as may be nominated by the Sellers upon presentation to the Sellers’ Bank of a copy (transmitted by fax, email or otherwise) of the protocol of delivery and acceptance which is duly signed by an authorised signatory of the Buyers and an authorised signatory of the Sellers, evidencing the delivery by the Sellers and acceptance by the Buyers of the Vessel under this Agreement, then the Buyers shall deposit with the Sellers’ Bank the Sellers’ Portion to be so held and so released, provided that the Buyers’ obligation to deposit with the Sellers’ Bank the Sellers’ Portion is always subject to the Buyers being satisfied that:

(1)	all of the conditions precedent required under Clause 8 (Conditions precedent) other than the Delivery Date CPs have been satisfied; and

(2)	the Delivery Date CPs will be satisfied on or before the Delivery Date.

AVIC/Golar LNG — MOA Additional Clauses	Page 23

(c)	For the avoidance of doubt:

(i)	the amount of the Existing Agent’s Portion may be zero;

(ii)	if the Sellers fail to notify the Buyers of the amount of the Existing Agent’s Portion in accordance with paragraph (a)(i) of this Clause 22, the amount of the Existing Agent’s Portion will be deemed zero.

(d)	If (1) as the Sellers notify the Buyers in accordance with paragraph (a)(i) of this Clause 22, the amount of the Existing Agent’s Portion is zero or (2) the amount of the Existing Agent’s Portion is deemed zero pursuant to paragraph (c)(ii) of this Clause 22, then the Sellers’ Portion will equal the Purchase Price (subject to Clause 23 (Set-off of Upfront Hire against Purchase Price)) and paragraph (b)(i) of this Clause 22 shall not apply.

(e)	The Sellers agree to release, discharge, defend, indemnify, waive and hold harmless the Buyers from and against any liability, obligation or claim which may be asserted, claimed or recovered against the Buyers for any reason directly arising out of the release or the failure to release (as the case may be) of any part of the Purchase Price by the Existing Agent or the Sellers’ Bank except if the same results from or is a direct consequence of the Buyers’ failure to perform their obligations under or in breach of any provisions under this Agreement or the Bareboat Charter (including the Buyers’ failure to take delivery of the Vessel by countersigning and timing the protocol of delivery and acceptance in breach of this Agreement). The Buyers agree to provide reasonable assistance and cooperation to the Sellers in connection with any mistake or failure to release any part of the Purchase Price as contemplated by this Agreement.

(f)	If for any reason any part of the Purchase Price actually deposited with the Existing Agent or the Sellers’ Bank by the Buyers is not released in accordance with paragraph (b)(i) or (b)(ii) above within five (5) days after the Prepositioning Date, the Sellers shall procure the Existing Agent and/or (as the case may be) the Sellers’ Bank to return such part of the Purchase Price to the Buyers on the Return Due Date.

(g)	Without prejudice to any other provisions under this Agreement, the Sellers shall pay to the Buyers:

(i)	on the date any part of the Purchase Price is released in accordance with paragraph (b)(i) or (b)(ii) above; and

(ii)	on demand by the Buyers on and after the Return Due Date in relation to any part of the Purchase Price which is or should be returned to the Buyers in accordance with paragraph (f) above (whether or not it is actually returned on the Return Due Date);

each as applicable, an amount equal to the interest accrued over the relevant Prepositioning Period and calculated at the rate of six point five per cent. (6.5%) per annum over such part of the Purchase Price.

AVIC/Golar LNG — MOA Additional Clauses	Page 24

23.	Set-off against Purchase Price

The Sellers hereby consent, agree, acknowledge and confirm that:

(a)	notwithstanding Clause 1 (Purchase Price), the amount due and payable from the Buyers to the Sellers in accordance with Clause 22 (Payment) shall be set-off against (i) the Upfront Hire due from and payable by the Sellers (as charterers) to the Buyers (as owners) pursuant to the Bareboat Charter and (ii) the Deposit; and

(b)	on the date of payment of the Purchase Price, in accordance with Clause 22 (Payment) the Upfront Hire and the Deposit shall be set-off against the Purchase Price, upon which the Buyers shall no longer be obliged to pay the Sellers and the Sellers shall not be entitled to receive from the Buyers an amount which is more than the difference between (A) the Purchase Price and (B) the aggregate of the Upfront Hire and the Deposit.

24.	Indemnities

(a)	The Sellers shall pay such amounts to the Buyers in respect of all reasonable legal expenses and fees (including but not limited to any vessel registration and tonnage fees) incurred by or imposed on the Buyers arising from this Agreement or in connection with the delivery, registration and purchase of the Vessel by the Buyers whether prior to, during or after termination of this Agreement and whether or not the Vessel is in the possession or the control of the Sellers or otherwise in relation to any non-delivery to or acceptance by the Sellers (as charterers) of the Vessel under the Bareboat Charter.

(b)	Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers in favour of the Buyers shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

25.	Further definitions

In this Agreement:

“Cancelling Date” means 10 March 2020 (or such other date as the Buyers and the Sellers may agree).

“Delivery Date” means the date of delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement.

“Delivery Date CPs” means the conditions precedent set out in paragraphs (a)(i), (a)(iv), (a)(vii), (a)(ix), (a)(xii)(A) and (a)(xii)(C) of Clause 8 (Conditions precedent).

“Deposit” has the meaning given to such term in the Bareboat Charter.

“Existing Agent” means Citibank Europe PLC, UK Branch.

“Existing Liabilities” means all present and future moneys (including a principal amount of up to Sixty Five Million Two Hundred and Thirty Seven Thousand One Hundred and Forty Four US Dollars and Fifty Three Cents (US$65,237,144.53)), debts and liabilities due, arising or incurred by (among others) the Sellers to the relevant creditor parties and secured by (among other things) the Existing Mortgage.

“Existing Mortgage” means the first preferred Marshall Islands ship mortgage dated 31 October 2013 granted by the Sellers (as owners) in favour of Swedbank AB (publ) as amended and assigned to the Existing Mortgagee by an assignment and amendment of the first preferred Marshall Islands ship Mortgage dated 18 October 2018 as security for the Existing Liabilities.

AVIC/Golar LNG — MOA Additional Clauses	Page 25

“Existing Mortgagee” means Citibank N.A., London Branch.

“Hire” has the meaning given to such term in the Bareboat Charter.

“Hire Payment Date” has the meaning given to such term in the Bareboat Charter.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Notification Date” means the date falling seven (7) calendar days before the proposed Delivery Date.

“PRC” means The People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Prepositioning Date” means date falling one (1) Banking Day prior to the proposed Delivery Date.

“Prepositioning Period” means:

(a)	if any part of the Purchase Price deposited with the Existing Agent or the Sellers’ Bank by the Buyers is released in accordance with paragraph (b)(i) or (b)(ii) of Clause 22 (Payment), the period commencing from (and inclusive of) the Prepositioning Date and ending on (and inclusive of) the date such part of the Purchase Price is released in accordance with paragraph (b)(i) or (b)(ii) of Clause 22 (Payment); or

(b)	if any part of the Purchase Price deposited with the Existing Agent or the Sellers’ Bank by the Buyers is or should be returned to the Buyers in accordance with paragraph (f) of Clause 22 (Payment) (whether or not it is actually returned on the Return Due Date, the period commencing from (and inclusive of) the Prepositioning Date and ending on (and inclusive of) the date such part of the Purchase Price is returned to the Buyers in accordance with paragraph (f) of Clause 22 (Payment).

“Restricted Party” means a person or entity that is (a) listed on, or owned or controlled by a person listed on, any Sanctions List; (b) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Return Due Date” means the date which is the sixth (6th) day (if it is a Banking Day) after the Prepositioning Date or the Banking Day immediately after such sixth (6th) day (if such sixth (6th) day is not a Banking Day).

“Sanctions” means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union and its member states; (d) the United Kingdom; or (e) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”); (together, the “Sanctions Authorities”).

AVIC/Golar LNG — MOA Additional Clauses	Page 26

“Sanctions List” means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Tax” or “tax” means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and “Taxes”, “taxes”, “Taxation” and “taxation” shall be construed accordingly.

“Trading Limits” means worldwide trading always within International Navigating Limits.

“Upfront Hire” means the non-refundable advance hire payment which the Sellers (as charterers thereunder) are obliged to pay to the Buyers (as owners thereunder) upfront under the Bareboat Charter, being an amount equal to twenty five per cent. (25%) of the Purchase Price.

“US Dollars”, “Dollars”, “USD”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

AVIC/Golar LNG — MOA Additional Clauses	Page 27

The parties to this Agreement have executed this Agreement the day and year first before written.

SELLERS

Signed by /s/ JEHAN MAWJEE	)
as duly authorised attorney-in-fact	) /s/ Jehan Mawjee
for and on behalf of	)
GOLAR HULL M2026 CORP.	)

BUYERS

Signed by	) /s/ Peng Quingfeng
as duly authorised	) Peng Qingfeng
for and on behalf of	)
NOBLE CELSIUS SHIPPING LIMITED	)
Attorney-in-Fact

AVIC/Golar LNG — MOA Additional Clauses	Page 28